NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

Original Issue Date: December 8, 2005

Original Conversion Price (subject to adjustment herein): $0.003

$___________

CONVERTIBLE DEBENTURE

DUE December 8, 2006

THIS DEBENTURE is a duly authorized and issued Convertible Debenture of Sunburst Acquisitions IV, Inc., a Colorado corporation, having a business address at 609 Granville, Suite 880, Vancouver,  BC, V7Y 1G5, Canada (the “Company”), designated as its Convertible Debenture, due December 8, 2006  (the “Debentures”).

FOR VALUE RECEIVED, the Company promises to pay to ___________ or its registered assigns (the “Holder”), the principal sum of $___________ on December 8, 2006 or such earlier date as the Debentures are required or permitted to be repaid as provided hereunder (the “Maturity Date”).  This Debenture is subject to the following additional provisions:

Section 1.     Interest.

(a)

Payment of Interest. This Debenture shall bear interest at the rate of 7% per annum.  Interest shall be due and payable at maturity.

(b)

Prepayment.  The Company shall have the right to pay this Debenture in full, together with all accrued interest at any time prior to maturity.

Section 2.     Conversion.

(a)

Conversion at Holder’s Option.  The Holder of the Debenture shall have the right at any time from and after the Original Issue Date specified above and at any time until payment in full of this Debenture to convert all or any portion of the unpaid principal amount of this Debenture into fully paid and nonassessable shares of common stock of the Company on the terms specified herein. Upon the surrender hereof, accompanied by the Holder's written request for conversion (in the form attached hereto), the Company shall, within 3 days thereafter, issue and deliver to the Holder a certificate or certificates for the proper number of shares of stock for the portion of the Debenture converted and shall pay in cash all accrued but previously unpaid interest on the Debenture up to the date of conversion. If only a portion of the Debenture is converted, the Company shall also deliver to the Holder a new Debenture in the form hereof for the balance of the principal amount hereof.

(b)

Conversion Price.  The conversion price in effect on any Conversion Date (the “Conversion Price”) shall be $0.003, subject to adjustment herein.

(c)

Mechanics of Conversion.  The Holder shall effect conversions by delivering to the Company the form of Notice of Conversion attached hereto as Annex A (a “Notice of Conversion”), specifying therein the principal amount of Debentures to be converted and the date on which such conversion is to be effected (a “Conversion Date”).  If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is provided hereunder.

(d)

Conversion Shares Issuable Upon Conversion of Principal Amount.  The number of shares of Common Stock issuable upon a conversion hereunder (the “Conversion Shares”) shall be determined by the quotient obtained by dividing (x) the portion of the outstanding principal amount of this Debenture which the Holder has elected to convert, by (y) the Conversion Price.

(e)

Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Debentures free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of the Common Stock as shall be issuable upon the conversion of the outstanding principal amount of the Debentures.  The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable.

(f)

Fractional Shares. Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of the Common Stock, and in lieu thereof shall round up the total number of shares to be issued to the next nearest whole number.

Section 3.     Adjustment of Conversion Terms.   The Conversion Price and number of shares to be issued upon conversion shall be subject to adjustment from time to time upon the happening of certain events while this Debenture remains outstanding, as follows:

(a)

Merger, Sale of Assets, etc. If the Company at any time shall consolidate with, merge into, or sell or  convey all or substantially all its assets to any other corporation, this Debenture shall thereafter evidence the right to purchase such number and kind of  securities and property as would have been issuable or distributable on account of such consolidation, merger, sale, or conveyance upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale, or conveyance, the foregoing provision  shall similarly apply to successive transactions of a similar nature by any such successor or purchaser.  Without limiting the generality of the foregoing, the antidilution provisions of this Debenture shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale, or conveyance.

(b)

Reclassification, etc. If the Company at any time shall by subdivision, combination, or reclassificaiton of securities or otherwise change any of the securities then purchasable upon the exercise of the conversion right contained in this Debenture into the same or a different number of securities of any class or classes, this Debenture shall thereafter evidence the right to purchase such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the conversion right immediately prior to such subdivision, combination, reclassification, or other change. If shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or proportionately increased in the case of combination of shares, both cases by the ratio that the total number of shares of Common Stock to be outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

Section 4.     Negative Covenants. So long as any portion of this Debenture is outstanding, the Company will not and will not permit any of its Subsidiaries to directly or indirectly amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Holder or enter into any agreement with respect to the foregoing.

Section 5.     Events of Default.

(a)

“Event of Default”, wherever used herein, means any one of the following events:

(i)

Any default in the payment of the principal or interest of any Debenture as and when the same shall become due and payable, which default is not cured, if possible to cure, within 3 days of notice of such default sent by the Holder;

(ii)

The Company shall fail to observe or perform any other covenant or agreement contained in this Debenture which failure is not cured, if possible to cure, within 7 days after notice of such default sent by the Holder;

(iii)

Any representation or warranty made herein or in any written statement pursuant hereto,  or  in any other report, financial statement or certificate made or delivered to the Holder or any other holder of Debentures shall be untrue or incorrect in any material respect as of the date when made or deemed made; or

(iv)

The Company or any of its Subsidiaries shall commence, or there shall be commenced against the Company or any such Subsidiary, a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any Subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any Subsidiary thereof.

(b)

Remedies Upon Event of Default. If any Event of Default occurs, the full principal amount of this Debenture, together with any other amounts owing in respect thereof, to the date of acceleration shall become, at the Holder’s election, immediately due and payable in cash.   The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.

Section 6.     Miscellaneous.

(a)

Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, facsimile number or such other address or facsimile number as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (Colorado  time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (Colorado  time) on any date and earlier than 11:59 p.m. (Colroado time) on such date, (iii) the second business ay following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)

Absolute Obligation. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and liquidated damages (if any) on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed.  This Debenture is a direct debt obligation of the Company.

(c)

Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of Colorado, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of Denver, County of Denver (the “Colorado Courts”).

(d)

Waiver.  Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture.  The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture.  Any waiver must be in writing.

(e)

Severability.  If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

(f)

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of Colorado are authorized or required by law or other government action to close.

(g)

Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a business day, such payment shall be made on the next succeeding business day.

(h)

Headings.  The headings contained herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

*********************

IN WITNESS WHEREOF, the Company has caused this Convertible Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

SUNBURST ACQUISITION IV, INC.
By: ___“signed”________ Name: Robert Knight Title: President

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the Convertible Debenture of Sunburst Acquisitions IV, Inc., a Colorado corporation (the “Company”), due on December 8, 2006, into shares of common stock, no par value per share (the “Common Stock”), of the Company according to the conditions hereof, as of the date written below.  If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith.  No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion rate:	0.003
Date to Effect Conversion:	January 8, 2006
Principal Amount of Debentures to be Converted:
Number of shares of Common Stock to be issued:

Signature:

_______________________

Name:

Address:

                                                                            6

Schedule 1

CONVERSION SCHEDULE

The Convertible Debenture due on December 8, 2006, in the aggregate principal amount of $246,000 issued by Sunburst Acquisitions IV, Inc. a Colorado corporation.  This Conversion Schedule reflects conversions made under Section 4 of the above referenced Debenture.

Dated:

Date of Conversion (or for first entry, Original Issue Date)	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion (or original Principal Amount)	Company Attest